SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2009
ViaSat, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (760) 476-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-2.1
EX-10.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
Merger Agreement
On September 30, 2009, ViaSat, Inc., a Delaware corporation (“ViaSat”), WildBlue Holding, Inc., a Delaware corporation (“WildBlue”), and Aloha Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ViaSat (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions set forth therein, merge with and into WildBlue (the “Merger”), the separate corporate existence of Merger Sub will cease and WildBlue will continue as the surviving corporation and as a wholly owned subsidiary of ViaSat. The Merger is subject to customary regulatory and other closing conditions and is expected to close in the fourth quarter of ViaSat’s 2010 fiscal year, which ends April 2, 2010.
The purchase price is approximately $568 million, or approximately $500 million taking into account WildBlue’s expected amount of cash on hand as of September 30, 2009, subject to certain adjustments, including for indebtedness of WildBlue and certain transaction expenses. ViaSat expects to pay $443 million in cash and $125 million in newly issued shares (the “Shares”) of ViaSat common stock in connection with the Merger. ViaSat intends to finance the cash portion of the purchase price from a combination of WildBlue and ViaSat’s available cash on hand, additional borrowings under ViaSat’s existing revolving credit facility (the “Credit Facility”) and additional third party debt financing.
The number of Shares to be issued at closing will be determined based on the volume weighted average closing price of ViaSat common stock over a 10-day measurement period ending three trading days before closing, subject to a collar mechanism to account for changes in the trading price between signing and closing. Based on the midpoint of the collar, and assuming payment of $125 million in Shares in connection with the Merger and no closing adjustments, ViaSat would issue approximately 4.86 million Shares at closing (which would have comprised approximately 15.4% of ViaSat’s outstanding common stock had the Merger been consummated on September 30, 2009). In no event will ViaSat be required to issue more than approximately 5.69 million Shares.
ViaSat has the right to substitute additional cash for some or all of the Shares under certain circumstances. In the event that ViaSat issues Shares representing at least 10% of its outstanding common stock at closing, ViaSat has agreed to take all necessary actions to cause an individual designated by the WildBlue equity holders to be nominated to ViaSat’s board of directors after the closing. ViaSat also has agreed to cause such designee to be nominated to ViaSat’s board of directors at the next annual meeting of ViaSat’s stockholders convened to elect directors of the class in which such designee then serves, provided the WildBlue equity holder affiliated with such designee continues to own at least 80% of the Shares received by such equity holder in connection with the Merger. WildBlue equity holders have agreed that Liberty Media LLC will designate the individual to be nominated to the ViaSat board of directors.
The Shares issued to certain WildBlue equity holders will be subject to a lock-up agreement prohibiting any transfers for sixty (60) days after the closing and restricting any transfers thereafter to daily and monthly sales limitations until the one year anniversary of the closing, subject to limited exceptions. The Shares will be issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder. Pursuant to a registration rights agreement to be entered into at the closing, ViaSat will agree to prepare and file with the Securities and Exchange Commission, within thirty (30) days after the closing, a registration statement under the Securities Act with respect to resales of the Shares, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable thereafter.
If third party debt financing is not raised prior to the closing on terms acceptable to ViaSat, WildBlue debt holders have agreed to provide $350 million in second-lien bridge financing (the “Bridge Notes”), some or all of which ViaSat may elect to use at closing. ViaSat has entered into a second-lien loan agreement (the “Bridge Loan Agreement”) with WildBlue debt holders which will govern the terms of the Bridge Notes, if any. The Bridge Notes will have a term of four years, will be guaranteed by each of the subsidiaries of

ViaSat that guarantees the Credit Facility, and will be collateralized on a second-lien priority basis by substantially all of the assets of ViaSat and the guarantors.
Pursuant to the Bridge Loan Agreement, interest on the Bridge Notes, if any, will be payable quarterly in arrears at the following rates: (a) for the period from the date of issuance until the first quarterly payment date, at 12.00% per annum, (b) for the period from the first quarterly payment date until the second quarterly payment date, at 12.75% per annum, (c) for the period from the second quarterly payment date until the third quarterly payment date, at 13.50% per annum, (d) for the period from the third quarterly payment date until the fourth quarterly payment date, at 14.25% per annum, (e) for the period from the fourth quarterly payment date until the eighth quarterly payment date, at 15.00% per annum, and (f) for the period from the eighth quarterly payment date until the maturity date, at 16.00% per annum. Outstanding indebtedness under the Bridge Notes will be prepayable in whole or in part at any time at ViaSat’s option without premium or penalty.
The Bridge Loan Agreement will contain covenants similar to those contained in ViaSat’s Fourth Amended and Restated Revolving Loan Agreement, as amended, which governs the Credit Facility. Such covenants will apply for so long as any outstanding amount under the Bridge Notes remains unpaid. These covenants will include financial covenants regarding maximum leverage ratio, maximum senior secured leverage ratio and minimum interest coverage ratio, and covenants that restrict, among other things, ViaSat’s ability to incur additional debt, sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments.
ViaSat and WildBlue have made various representations and warranties and agreed to certain covenants in the Merger Agreement, including covenants related to WildBlue’s conduct of its business between signing and closing, governmental filings, third party consents and other matters. Consummation of the Merger is subject to regulatory approval by the Federal Communications Commission, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, absence of any material adverse change in ViaSat’s or WildBlue’s business or financial condition, and other customary closing conditions.
The Merger Agreement contains certain termination rights for both ViaSat and WildBlue and further provides that, upon termination of the Merger Agreement under certain circumstances, ViaSat may be required to either enter into a capacity lease agreement with WildBlue or pay WildBlue a fee of $22,500,000. In the event the Merger Agreement is terminated and the parties enter into the capacity lease agreement, ViaSat would grant WildBlue an exclusive right to lease approximately 50% of the capacity of the U.S. payload of the ViaSat-1 satellite for the operational life of the satellite, for an agreed upon price, under the terms of such agreement.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
Amendment to Loan Agreement
On September 30, 2009, ViaSat entered into an amendment to its Fourth Amended and Restated Revolving Loan Agreement (the “Amendment”) with Banc of America Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank, N.A. and other lenders party thereto. The Amendment amends ViaSat’s existing Credit Facility to permit the issuance of unsecured or secured senior indebtedness under an indenture up to an aggregate principal amount of $300 million, the issuance of second-lien secured indebtedness up to an aggregate principal amount of $350 million (less the principal amount of any unsecured or secured senior indebtedness issued under an indenture), to permit the consummation of the Merger, to insert a new financial covenant regarding maximum senior secured leverage ratio, to amend financial covenants regarding maximum leverage ratio and minimum interest coverage ratio and to make other conforming changes required with respect to the Bridge Loan Agreement, if applicable.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Cautionary Note Regarding Merger Agreement
The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about ViaSat or WildBlue. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by ViaSat and WildBlue in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk between ViaSat and WildBlue, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about ViaSat or WildBlue.
Item 3.02. Unregistered Sales of Equity Securities
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
As described above, pursuant to the terms of the Merger Agreement, WildBlue equity holders will, subject to the satisfaction or waiver of the conditions set forth therein, receive Shares at the closing of the Merger. The Shares will be issued without registration in reliance on the private offering exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. In relying on such exemption, ViaSat will rely on representations from each of the recipients of the Shares that they are accredited investors as defined under Rule 501(a) of Regulation D; that each of the recipients is acquiring the Shares for investment purposes and not with a view to distribution; and that the Shares will bear a legend restricting their further transfer or sale until they have been registered under the Securities Act or an exemption from registration thereunder is available.
Item 8.01. Other Events.
On October 1, 2009, ViaSat issued a press release, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference, announcing the execution of the Merger Agreement.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of September 30, 2009, by and among ViaSat, WildBlue and Merger Sub.

10.1	First Amendment to Fourth Amended and Restated Revolving Loan Agreement, dated as of September 30, 2009, by and among ViaSat, Banc of America Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank, N.A., and other lenders party thereto.

99.1	Press release issued by ViaSat on October 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.
Date: October 2, 2009	By:	/s/ Keven K. Lippert
		Name:	Keven K. Lippert
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of September 30, 2009, by and among ViaSat, WildBlue and Merger Sub.

10.1	First Amendment to Fourth Amended and Restated Revolving Loan Agreement, dated as of September 30, 2009, by and among ViaSat, Banc of America Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank, N.A., and other lenders party thereto.

99.1	Press release issued by ViaSat on October 1, 2009.